Exhibit 99.1

Tech Data Corporation Reports Fiscal 2010 Second-Quarter Results

Net Income Attributable to Shareholders of Tech Data Corporation Grew 59.1 Percent Year-over-Year to $35.2 Million; Cash Generated from Operations Totaled $410.2 Million

CLEARWATER, Fla.--(BUSINESS WIRE)--August 20, 2009--Tech Data Corporation (NASDAQ:TECD), a leading distributor of IT products, today announced results for the second quarter ended July 31, 2009.

Results At A Glance
($ in millions, except per share amounts)	Three months ended July 31, 2009	Three months ended July 31, 2008 (As Adjusted) (1)	Six months ended July 31, 2009	Six months ended July 31, 2008 (As Adjusted) (1)

Net sales	$5,183.7	$6,166.0	$10,174.7	$12,231.8

Operating income	$53.7	$42.2	$103.6	$84.5

Net income attributable to shareholders of
Tech Data Corporation	$35.2	$22.1	$66.9	$43.5

Net income per diluted share attributable to
shareholders of Tech Data Corporation	$.70	$.42	$1.33	$.82

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the three months ended April 30, 2009 filed with the Securities and Exchange Commission on June 9, 2009.

Net sales for the second quarter ended July 31, 2009, were $5.2 billion, a decrease of 15.9 percent from $6.2 billion in the prior-year second quarter. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year second-quarter net sales comparison by approximately 6 percentage points. Operating income for the second quarter was $53.7 million, or 1.04 percent of net sales. This compared to operating income of $42.2 million, or .68 percent of net sales in the prior-year second quarter. Second-quarter net income attributable to shareholders of Tech Data Corporation increased 59.1 percent to $35.2 million, or $.70 per diluted share compared to $22.1 million, or $.42 per diluted share for the prior-year period.

“Tech Data continues to execute very well in a challenging economic environment. Our second-quarter results exceeded our expectations for the third consecutive quarter and we believe our performance firmly validates our strategy in action. Disciplined sales execution, combined with focused expense and inventory management practices, enabled Tech Data to achieve market share gains while improving operating income and return on capital employed,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “We continue to invest in opportunities that are strengthening our expertise and expanding our IT solution offerings. With over $1.0 billion in available cash, Tech Data is well-positioned both strategically and financially to drive continued improvement throughout our organization.”

Second-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.40 billion, or 46 percent of worldwide net sales, representing a decrease of 14.5 percent over the prior-year second quarter. The Americas’ net sales decline was primarily attributable to the challenging economic environment and related slowdown in IT spending. Net sales in Europe totaled $2.79 billion, or 54 percent of worldwide net sales, representing a decrease of 17.1 percent (7.0 percent decrease on a euro basis) over the prior-year second quarter. Excluding the impact of the euro, Europe’s net sales were also affected by the challenging economic environment, partially offset by market share gains.
  Gross margin for the second quarter was 5.19 percent compared to 4.85 percent in the prior-year second quarter. The year-over-year increase in gross margin was primarily attributable to solid execution of the company’s inventory, pricing and freight management practices.
  Selling, general and administrative expenses (SG&A) were $215.2 million, or 4.15 percent of net sales compared to $257.0 million, or 4.17 percent of net sales in the prior-year second quarter. The $41.8 million decrease in SG&A expenses was primarily attributable to prudent cost management actions including adjustments to headcount and the related reductions in payroll expenses, lower credit costs, and the translation impact associated with the strengthening of the U.S. dollar against certain foreign currencies year-over-year.
  Considering the factors discussed above, operating income in the Americas for the second quarter was $34.0 million, or 1.42 percent of net sales compared to $39.5 million, or 1.41 percent of net sales in the prior-year second quarter. In Europe, the company generated operating income of $22.5 million, or .81 percent of net sales compared to operating income of $5.7 million, or .17 percent of net sales in the prior-year second quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).
  Cash provided by operations during the second quarter totaled $410.2 million. The company continues to enjoy excellent liquidity and financial flexibility with a cash position of $1.1 billion at July 31, 2009.
  The company recorded ($.1) million of noncontrolling interest during the second quarter, representing the company’s Brightstar Europe joint venture partner’s share of the loss incurred for the quarter.
  The company’s effective tax rate for the second quarter was 25.7 percent compared to 36.0 percent in the prior-year period. The year-over-year decrease in the effective tax rate was primarily attributable to improved operating performance in the European region.

Six-month Results

Net sales for the six-month period ended July 31, 2009 were $10.2 billion, a decrease of 16.8 percent from $12.2 billion for the six-month period ended July 31, 2008. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year six-month period net sales comparison by approximately 8 percentage points. On a regional basis, net sales in the Americas represented 45 percent of net sales and decreased 16.3 percent to $4.6 billion from $5.5 billion for the prior-year period. Europe represented 55 percent of net sales and decreased 17.3 percent (4.8 percent on a euro basis) to $5.6 billion from $6.7 billion for the six-month period ended July 31, 2008.

For the six-month period ended July 31, 2009, the company recorded operating income of $103.6 million, or 1.02 percent of net sales, compared with operating income of $84.5 million, or .69 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $66.9 million, or $1.33 per diluted share, for the six-month period ended July 31, 2009. This compared to net income attributable to shareholders of Tech Data Corporation of $43.5 million, or $.82 per diluted share, in the prior-year period.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. Due to the current economic environment and related decline in IT spending, combined with the potential strengthening of the U.S. dollar against certain foreign currencies, net sales for the third quarter ending October 31, 2009 are anticipated to decline year-over-year, but with some moderation compared to the decline in the first half of the fiscal year. The company believes demand in the Americas region is exhibiting recent signs of stability, while demand in Europe may decline further, which could impact operating results sequentially.

Webcast Details

Tech Data will be discussing its second-quarter results and third-quarter business outlook on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Thursday, August 27, 2009.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of August 20, 2009. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS:TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	July 31,		July 31,
	2009	2008(1) (As Adjusted)	2009	2008(1) (As Adjusted)
Net sales	$5,183,731	$6,166,021	$10,174,690	$12,231,835
Cost of products sold	4,914,847	5,866,905	9,642,472	11,638,052
Gross profit	268,884	299,116	532,218	593,783
Selling, general and administrative expenses	215,200	256,964	428,605	509,265
Operating income	53,684	42,152	103,613	84,518
Net interest expense and other	6,723	7,625	13,172	15,203
Net foreign currency exchange (gain) loss	(190)	1,227	1,910	1,970
Income before income taxes	47,151	33,300	88,531	67,345
Provision for income taxes	12,141	11,989	21,928	25,943
Consolidated net income	35,010	21,311	66,603	41,402
Net loss attributable to noncontrolling interest	147	782	319	2,070
Net income attributable to shareholders of Tech
Data Corporation	$ 35,157	$ 22,093	$ 66,922	$ 43,472

Net income per common share attributable to
shareholders of Tech Data Corporation:
Basic	$ .70	$ .42	$ 1.33	$ .83
Diluted	$ .70	$ .42	$ 1.33	$ .82
Weighed average common shares outstanding:
Basic	50,252	52,109	50,203	52,473
Diluted	50,461	52,427	50,352	52,766

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the three months ended April 30, 2009 filed with the Securities and Exchange Commission on June 9, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	July 31,	January 31,
ASSETS	2009 (Unaudited)	2009 (As Adjusted)(1)
Current assets:
Cash and cash equivalents	$ 1,066,358	$ 528,023
Accounts receivable, net	2,331,503	2,346,185
Inventories	1,504,660	1,728,916
Prepaid expenses and other assets	172,644	168,673
Total current assets	5,075,165	4,771,797
Property and equipment, net	93,488	102,937
Other assets, net	170,258	148,362
Total assets	$5,338,911	$5,023,096
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$ 43,178	$ 57,906
Accounts payable	2,376,528	2,325,702
Accrued expenses and other liabilities	536,866	496,292
Total current liabilities	2,956,572	2,879,900
Long-term debt, net	333,478	331,233
Other long-term liabilities	69,376	69,950
Total liabilities	3,359,426	3,281,083
Equity attributable to shareholders of Tech Data Corporation	1,975,029	1,737,693
Noncontrolling interest	4,456	4,320
Total equity	1,979,485	1,742,013
Total liabilities and equity	$5,338,911	$5,023,096

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the three months ended April 30, 2009 filed with the Securities and Exchange Commission on June 9, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended July 31, 2009		Three months ended July 31, 2008
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$34,052	1.42%	$39,476	1.41%
Europe	22,465.81%		5,687.17%
Stock-based compensation	(2,833)	(.05)%	(3,011)	(.05)%
Worldwide total	$53,684	1.04%	$42,152.68%
	Six months ended July 31, 2009		Six months ended July 31, 2008
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 59,316	1.29%	$80,199	1.46%
Europe	49,928.90%		10,013.15%
Stock-based compensation	(5,631)	(.06)%	(5,694)	(.05)%
Worldwide total	$103,613	1.02%	$84,518.69%

CONTACT:
Tech Data Corporation, Clearwater
Jeffery P. Howells, Executive Vice President and
Chief Financial Officer, 727-538-7825
jeff.howells@techdata.com
or
Kristin Wiemer Bohnsack, Director, Investor Relations and
Shareholder Services, 727-532-8866
kristin.wiemer@techdata.com